Exhibit 99.1

Investor Relations Contact:	Media Contacts:
John G. Nesbett	Teresa Stubbs
Institutional Marketing Services, Inc.	MedAvant Healthcare Solutions
203-972-9200	812-206-4332
jnesbett@institutionalms.com	tstubbs@medavanthealth.com
MEDAVANT ANNOUNCES THIRD QUARTER 2007 EARNINGS RESULTS
ATLANTA, GA.—(PRIME NEWSWIRE)—November 16, 2007— MedAvant Healthcare Solutions (MedAvant) (NASDAQ: PILL), a leader in healthcare technology and transaction services, today announced results for the third quarter ended September 30, 2007.
Financial Highlights
Third Quarter of 2007 compared with Second Quarter 2007
•	Net revenue for third quarter ended September 30, 2007 was $12.0 million compared with net revenue $14.3 million for second quarter 2007.

•	Operating loss was $3.8 million compared to $3.2 million in the second quarter.

•	Net loss was $5.2 million for the third quarter compared to $4.1 million for the second quarter.
Third Quarter of 2007 compared with Third Quarter 2006
•	Net revenue for third quarter ended September 30, 2007 was $12.0 million compared with net revenue of $16.0 million for third quarter ended September 30, 2006.

•	Operating loss was $3.8 million compared to $0.8 million for third quarter 2006.

•	Net loss was $5.2 million for third quarter 2007 compared to net loss of $1.6 million for third quarter 2006.
Post third quarter MedAvant announced they had entered into a definitive agreement to sell MedAvant’s National Preferred Provider Network (“NPPN(tm)”) to Coalition America, Inc. (“Coalition” or “CAI”) for $23.5 million in cash. The transaction is anticipated to close in the first quarter of 2008, subject to regulatory approvals and customary closing conditions.
The transaction includes the sale of PlanVista Solutions, Inc. (f/k/a National Preferred Provider Network, Inc.), National Network Services, LLC, PlanVista Corporation, Medical Resource, LLC and National Provider Network, Inc., all of which are MedAvant subsidiaries that combine to comprise NPPN. Coalition will acquire all of the equity interests in these subsidiaries at closing.
MedAvant expects to receive $20.5 million of net transaction proceeds at closing. An additional $3.0 million of the purchase price will be placed in escrow pursuant to the terms of an Escrow Agreement and the purchase price will be subject to a working capital adjustment based upon Coalition’s ability to meet targeted net working capital levels 145 days after closing. Of the $20.5 million, approximately $16.5 million will be used to pay down a portion of amounts owed to Laurus while the remaining $4.0 million will be used to pay transaction costs, outstanding accounts payable, and other debt of the NPPN business.
John Lettko, President and CEO, stated, “The sale of NPPN enables us to focus our attention on driving improved performance in the EDI and lab businesses. This transaction enhances our balance sheet and positions us to leverage the strength of our customer base and premier technology.”
Summary of Financial Results
Statement of Operations (Unaudited)
(in $000’s )

	Three Months Ended September 30,
	2007	2006

Net revenues:

Transaction fees, cost containment services and license fees	$10,995	$13,478

Communication devices and other tangible goods	1,045	2,505

	12,040	15,983

Costs and expenses:

Cost of transaction fees, cost containment services and license fees, excluding depreciation and amortization	3,029	3,107

Cost of laboratory communication devices and other tangible goods, excluding depreciation and amortization	711	1,439

Selling, general and administrative expenses	8,723	10,238

Depreciation and amortization	1,307	2,036

Write-off of impaired assets	2,102	—

(Gain) Loss on disposal of assets	(3)	2

	15,869	16,822

Operating loss	(3,829)	(839)

Interest expense, net	1,364	757

Loss before income taxes	(5,193)	(1,596)

Provision for income taxes	—	—

Net loss	$(5,193)	$(1,596)

Basic and diluted weighted average shares outstanding	13,782,915	13,210,188

Basic and diluted loss per share	$(0.38)	$(0.12)

Summary Balance Sheet (Unaudited)

	September 30,	December 31,
(in $000’s)	2007	2006

Current assets	15,663	17,872
Long-term assets	28,849	54,368

Total assets	$44,512	$72,240

Current liabilities	32,304	25,508
Long-term liabilities	14,250	19,308

Total liabilities	46,554	44,816
Stockholders’ equity	(2,042)	27,424

Total liabilities and stockholders’ equity	$44,512	$72,240

Summary Statement of Cash Flows (Unaudited)

	Nine Months Ended September 30,
( in $000’s )	2007	2006
Net cash used in operating activities	$(808)	$(1,920)

Net cash used in investing activities	(571)	(3,121)

Net cash provided by (used in) financing activities	1,629	1,339

Net decrease in cash and cash equivalents	250	(3,702)

Cash and cash equivalents at beginning of period	682	5,546

Cash and cash equivalents at end of period	$932	$1,844

About MedAvant Healthcare Solutions
MedAvant provides information technology used to process transactions within the healthcare industry. MedAvant offers electronic claims processing to healthcare providers, a Preferred Provider Organization called the National Preferred Provider Network (NPPNTM) and remote reporting solutions for medical laboratories. To facilitate these services, MedAvant operates PhoenixSM, a highly scalable platform which supports real-time connections between healthcare clients. For more information, visit http://www.medavanthealth.com. MedAvant is a trade name of ProxyMed, Inc.
Forward Looking Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. Actual results could differ materially from projected results because of factors such as: the soundness of our business strategies relative to the perceived market opportunities; MedAvant’s ability to successfully develop, market, sell, cross-sell, install and upgrade its clinical and financial transaction services and applications to current and new physicians, payers, medical laboratories and pharmacies; the ability to compete effectively on price and support services; MedAvant’s ability and that of its business associates to perform satisfactorily under the terms of its contractual obligations, and to comply with various government rules regarding healthcare and patient privacy; entry into markets with vigorous competition, market acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, any of which may cause revenues and income to fall short of anticipated levels; the availability of competitive products or services; the continued ability to protect the company’s intellectual property rights, implementation of operating cost structures that align with revenue growth; uninsured losses; adverse results in legal disputes resulting in liabilities; unanticipated tax liabilities; the effects of a natural disaster or other catastrophic event beyond our control that results in the destruction or disruption of any of our critical business or information technology systems. Any of these factors could cause the actual results to differ materially from the guidance given at this time. For further cautions about the risks of investing in MedAvant, we refer you to the documents MedAvant files from time to time with the Securities and Exchange Commission, including, without limitation, its most recently filed Annual Report on Form 10-K. MedAvant does not assume, and expressly disclaims, any obligation to update information contained in this document. Although this release may remain available on our website or elsewhere, its continued availability does not indicate that we are reaffirming or confirming any of the information contained herein.
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